Trademark License & Supply Agreement

This Trademark License & Supply Agreement (“Agreement”) is made effective as of May 29, 2014 (the “Effective Date”) by and between Mission Pharmacal Company (“Mission”), a Texas corporation with an office at 10999 IH 10 West, Suite 1000, San Antonio, TX 78230, and Retrophin, Inc. (“Retrophin”) a Delaware corporation with an office at 777 Third Avenue, 22nd Floor, New York, NY 10017 (each side a “Party,” and collectively the “Parties”).

WHEREAS Mission is the exclusive owner of all right, title and interest in and to the THIOLA® trademark described in Exhibit A (“Trademark”), which has acquired public recognition and appurtenant goodwill as used exclusively in connection with the pharmaceutical product described in Exhibit B (“Product”);

WHEREAS Mission is the exclusive owner or licensee of any and all patents, know-how, trade secrets and formulations for the Product (“Know-How”);

WHEREAS Mission desires to supply Product to Retrophin and Retrophin desires to purchase Product from Mission;

WHEREAS Mission desires to license the Trademark and Know-How to Retrophin and Retrophin desires to license the Trademark and Know-How from Mission; and

WHEREAS Retrophin desires to market the Product using the sales force services of Alamo Pharma Services, Inc., a Delaware corporation and a subsidiary of Mission, for a fee, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.0	Exhibits. The following exhibits are attached to this Agreement and shall be deemed as part of this Agreement:

1.1	Exhibit A: THIOLA® Trademark

1.2	Exhibit B: Product Specifications

1.3	Exhibit C: Initial Twelve Month Forecast

1.4	Exhibit D: Pharmaceutical Quality Agreement

1.5	Exhibit E: Master Services Agreement

2.0	Definitions.

2.1	“Business Day” means Monday – Friday, 8:30 a.m. to 5:30 p.m. Central Standard Time, excluding any day when the Federal Reserve Bank of New York is not open for business.

2.2
“Sale” of a Product includes the sale, gift or loan to a Third Party, and is deemed to occur upon the earlier of: (i) invoice date, (ii) delivery of the Product to a Third Party, or (iii) payment of an invoice by a Third Party.

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2.3	“Net Sales” will be calculated for a Product as ########*

2.4	"Recall" means any recall or market withdrawal of Products in the Territory or any parts thereof, whether voluntary or involuntary.

2.5	“Third Party” or “Third Parties” means any party or parties other than Mission or Retrophin.

2.6	“Territory” means the United States of America and its territories.

3.0
Trademark License.  Mission hereby grants to Retrophin an exclusive, royalty-bearing, non-transferable, non-sublicensable (except as provided in this Agreement) license to market, sell and commercialize the Product under the Trademark within the Territory for the Term of this Agreement ("Trademark License").  Notwithstanding the foregoing, Retrophin shall have the right to sublicense the use of the Trademark to any wholly-owned subsidiary or parent entity of Retrophin.  Retrophin may not export any Product outside of the Territory, or sell or deliver any Product to a Third Party for export outside of the Territory.

3.1
Limitations.  It is understood and agreed that, during the Term of this Agreement and thereafter, no ownership of the Trademark is hereby transferred to Retrophin.  All use of the Trademark shall inure to the benefit of Mission.

3.2
Protection of Goodwill.  The Parties agree that the essence of this Agreement is founded on the goodwill associated with the Trademark and the value of that goodwill in the minds of the consuming public.  Retrophin agrees that it is critical that such goodwill be protected and enhanced, and, toward that end, Retrophin shall not during the Term or thereafter: (i) apply to register or maintain any application or registration for the Trademark or any other mark confusingly similar thereto; (ii) use any colorable imitation of the Trademark, or any variant form (including variant design forms, logos, colors or type styles) of the Trademark not specifically approved by Mission; (iii) misuse the Trademark; (iv) take any action that would bring the Trademark into public disrepute; (v) use the Trademark, or any mark or name confusingly similar thereto, in its corporate or trade name; or (vi) take any action that would tend to destroy or diminish the goodwill in the Trademark.

3.3	Marking. If requested by Mission, Retrophin will designate, in a manner specified by Mission, that Retrophin is a licensee of Mission.

4.0
Quality Control.  Retrophin agrees to maintain the current quality standards of the existing Product.  Retrophin further agrees that goods and advertisements using the Trademark shall comply with all applicable laws, including those promulgated by the FDA and FTC.

5.0
Know-How License.  Mission hereby grants to Retrophin a non-exclusive, non-transferable, non-sublicensable right to use the Know-How within the Territory for the Term of this Agreement, but only to the extent necessary to facilitate Retrophin’s marketing and sale of Product (“Know-How License”).

5.1
Limitations.  Notwithstanding the preceding, Mission shall not disclose to Retrophin any batch record or manufacturing information relating to the Product.  It is understood and agreed that, during the Term of this Agreement and thereafter, no ownership of the Know-How is hereby transferred to Retrophin.

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* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Current Report on Form 8-K.

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6.0
Nonrefundable License Fee.  In consideration of the Trademark License granted herein, Retrophin shall pay Mission a one-time, nonrefundable fee of ########*, to be paid upon execution of this Agreement.

7.0
Trademark Royalty.  Retrophin shall pay Mission a quarterly trademark royalty (“Trademark Royalty”) equal to ########*.  The Trademark Royalty will be paid in accordance with the provision of Section 11.2 below.

7.1
Minimum Royalty.  If and only if the total sum of all Trademark Royalties paid during a calendar year is less than ########*, then Retrophin shall pay Mission an additional royalty payment for the difference such that the total sum of all royalties paid during any calendar year will be, at a minimum, ########*, such amount to be prorated for calendar year 2014 and the last calendar year of the Agreement.

8.0
Purchase Price.  Mission will supply Product to Retrophin at the cost of ########* per 100 count bottle (the “Purchase Price”). The Parties agree to adjust the Purchase Price once each calendar year to reflect changes in raw material prices.  Documentation of the change in price of the raw material at issue must be provided by Mission to Retrophin prior to the annual purchase price adjustment meeting or teleconference. The Purchase Price shall also be adjusted to reflect annual changes in the Pharmaceutical Producer Price Index adjusted once each calendar year for the term of the Agreement.

9.0	Supply. Mission will supply the Product to Retrophin as follows:

9.1
Forecasts and Purchase Orders.  Retrophin will provide Mission a twelve (12) month rolling forecast that estimates the quantity of Products to be purchased by Retrophin.  The forecast will be updated monthly on or before the 10th day of each month.  The forecast for each immediately following three (3) month period will constitute a binding obligation of Retrophin to purchase.  Retrophin will issue purchase orders for Product consistent with the binding portion of the forecast. Mission will deliver such Products within ninety-five (95) days after each such purchase order is received.  Retrophin's initial forecast is attached hereto as Exhibit C.  No purchase order may provide for terms or conditions in addition to or different from those set forth in this Agreement.  In the event of any conflict between any term or condition set forth in a purchase order and any term or condition in this Agreement, the term and/or condition in this Agreement will prevail.

9.2
Initial Inspection.  Retrophin shall conduct a visual inspection within five (5) days of receipt of each shipment of Product.  Retrophin shall promptly notify Mission of any defective Products.  Properly rejected Product shall, at Mission's option, either be promptly replaced by Mission or returned to Mission pursuant to Mission’s instructions and at Mission's expense for prompt reimbursement or credit.  Mission shall not be liable to Retrophin for any additional damages, cost or expense directly or indirectly related to the Product rejected under this Section 9.2.

9.3
Latent Defects.  The Parties agree that the provisions of Section 9.2 shall not apply to defects in the Products that are latent and not readily discoverable by Retrophin by visual inspection as provided in Section 9.2 above.  Mission shall either promptly replace the defective product or promptly issue a credit for the cost thereof.  Except as provided in Section 20 below, Mission shall not be liable to Retrophin for any additional damages costs or expenses related to the defective product.  Mission's responsibility and liability for any such latent defect shall expire unless such Products are identified as defective prior to the expiration date of the Product.

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* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Current Report on Form 8-K.

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9.4
Pharmaceutical Quality Agreement.  The Parties will enter the Pharmaceutical Quality Agreement, made effective as of the Effective Date and attached hereto as Exhibit D (the “Pharmaceutical Quality Agreement").  Each Party shall comply with their respective obligations set forth in the Pharmaceutical Quality Agreement (which is incorporated by reference herein). In the event of a conflict between this Agreement and the Pharmaceutical Quality Agreement, the terms of the Pharmaceutical Quality Agreement control.

9.5
Resolution of Conflict.  In the event of a conflict between the test results of Mission and the test results of Retrophin with respect to any specific batch of Product, a sample of such specific batch shall be submitted by Mission to an independent laboratory acceptable to both Parties for testing against the Specifications.  The fees and expenses of such laboratory testing shall be borne entirely by the Party against whom such laboratory's findings are made.

9.5.1
“Specifications” means the (i) raw material specifications (including chemical, micro, and packaging specifications); (ii) sampling requirements (i.e., lab, chemical, and micro); (iii) compounding module, including compounding process and major equipment; (iv) intermediate specifications; (v) packaging module (including packaging procedures, torque and fill weights); and (vi) finished Product specifications release criteria including Mission’s Acceptable Quality Limits (“AQL’s”).  Specifications shall be established and/or amended from time to time upon the written agreement of both Retrophin and Mission via a Product Change Request (“PCR”) in accordance with the Pharmaceutical Quality Agreement.  Mission represents and warrants that all Products will be manufactured, packaged, shipped and stored in accordance with the Specifications.

9.6
cGMPs.  Means the current good manufacturing practices for finished pharmaceuticals as set forth in 21 C.F.R. 211.1 through 21 C.F.R. 211.208, hereafter amended, applicable to the manufacture of the Products.  Mission represents and warrants that Products will be manufactured, packaged, shipped and stored in accordance with cGMPs.

9.7
Supply of Materials.  Mission shall be responsible for supplying all raw materials necessary for the manufacture of the Products at Mission's expense.  The Parties recognize that the availability of such raw materials may fluctuate from time to time, and in the event of external interruptions to the supply of raw materials, Mission shall be held harmless for any resulting interruptions in its supply of Product.  However, Mission will utilize commerically reasonable efforts to ensure any supply disruptions are minimized.

9.8
Invoices.  Payment for all deliveries of Product shall be made in U.S. dollars, net ########* from date of invoice.  Invoices shall be dated as of the date the Product is shipped from Mission.  The total invoice shall be equal to the quantity of Product shipped multiplied by the purchase price in Section 8.0.

9.9
Delivery.  Deliveries of all Products shall be EXW at Mission’s warehouse.  Risk of damage, loss and delay shall pass from Mission to Retrophin after delivery at Mission’s warehouse to the first common carrier.  Should Retrophin enter into a consignment arrangement with Mission, those terms of Delivery shall be followed by the Parties.

9.10
Supply and Purchase of Product.  Retrophin and Mission agree that Mission shall have the right in connection with Mission's supply obligations hereunder to contract with one or more Third Parties for the manufacture and supply of the Products to Retrophin.  Such Third Party manufacturer shall have all the duties, obligations, and responsibilities of Mission under this Agreement.

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* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Current Report on Form 8-K.

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9.11
Supply of Whole Lots.  Mission and Retrophin agree that purchases of Thiola shall be for what is defined by Mission as an entire or whole lot of the Product. Such lots shall not be sold or shipped in partial lots.

10.0	Term. This Agreement shall be effective as of the Effective Date and, subject to the earlier termination of this Agreement as set forth in Section 21.0, shall continue for a period of ########*.

11.0	Payment Procedures.

11.1	Manner of Payment. Remittance of all payments due under this Agreement shall be made by means of wire or electronic transfer to the account designated in writing by Mission.

11.2
Payment and Reports.  The Trademark Royalty shall be paid in quarterly installments commencing ########* and shall be accompanied by a report (“Report”) listing the gross selling price for each Product sold during such period and the calculation of Net Sales based on such sales, including all other information reasonably necessary to determine the appropriate amount of such running payments.

11.3	Currency. All payments hereunder shall be denominated and made in United States dollars.

12.0
Sales Force Services.  Retrophin hereby agrees to appoint Alamo Pharma Services, Inc. as its exclusive provider of sales force services during the Term of this Agreement pursuant to the agreement attached hereto as Exhibit E.

13.0
Regulatory Approval.  Each Party shall be solely responsible for obtaining all approvals, licenses, registrations and authorizations of any federal, state or local regulatory agency, ministry, department, bureau or other governmental entity necessary for the use, marketing, sale or distribution of the Product by such Party.

14.0
Best Efforts.  Subject to the terms of this Agreement, Retrophin shall use its commercially reasonable best efforts to promote, market, sell and further the distribution and sale of the Product to customers in the Territory.

15.0
Customer Service.  Retrophin shall provide customer service (including, but not limited to, taking orders, responding to customer inquiries, fulfilling requests for quotes on Product pricing, and forwarding Product complaints to Mission as legally required) on a timely basis and shall provide such assistance and information to customers as is reasonably requested by Mission.

16.0	Confidentiality.

16.1
Confidential Information. The Parties agree that in carrying out the terms of this Agreement, a Party may disclose to the other Party information that is confidential and/or proprietary to the disclosing Party, including technical information, Retrophin’s Reports hereunder, unpublished financial information, Product and business plans and sales data (“Confidential Information”).  Confidential Information shall not include information that the receiving Party can demonstrate (i) is as of the time of its disclosure or thereafter becomes part of the public domain through a source other than the receiving Party, (ii) was known on a non-confidential basis by the receiving Party as of the time of its disclosure, (iii) is independently developed by the receiving Party without reference to the providing Party’s Confidential Information, or (iv) is subsequently learned from a Third Party not under a confidentiality obligation to the providing Party.

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* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Current Report on Form 8-K.

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16.2
Each Party shall use reasonable care (but in no event less than the safeguards used by the receiving Party to protect its own Confidential Information) to avoid disclosing Confidential Information received from the other Party to anyone other than the employees, directors, officers, attorneys, accountants, lenders, and financial advisers of the receiving Party (collectively, “Representatives”) who have a need to know and access such Confidential Information in connection with the exercise of the receiving Party’s rights hereunder.  Each Party shall notify its Representatives of their confidentiality obligations with respect to the Confidential Information and shall require its Representatives to comply with these obligations.  If a receiving Party becomes obligated under court order to disclose any Confidential Information, the receiving Party may disclose such Confidential Information only to the extent required by court order, provided that the receiving Party shall give the disclosing Party prompt written notice of such requirement as soon as possible prior to such disclosure and shall cooperate with the disclosing Party in its efforts to obtain an order protecting the information from disclosure.  If, in the absence of a protective order, the receiving Party is compelled by court order to disclose such Confidential Information, the receiving Party may disclose only that limited portion of such Confidential Information as required to comply with the court order.  If a Party is required by the U.S. Securities and Exchange Commission to disclose information covered under this section, it will only disclose that information required to be disclosed.

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17.0
Records and Audit.  Retrophin shall keep true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of the amount of Net Sales by Retrophin for a period of ########* after the applicable sale of the Product giving rise to payment of the Trademark Royalty (the “Records”).  Mission may, upon five (5) Business Days’ written notice to Retrophin, direct a recognized, independent accounting firm to conduct an audit, once per calendar year, of the Records during Retrophin’s normal business hours to verify Retrophin’s compliance with Section 7.0.  The period covered by the audit can cover the current year and up to two preceding years if those years have not been previously audited.  The auditor shall be bound by obligations of confidentiality no less restrictive than those contained in this Agreement.  The auditor shall provide a letter report to Mission, with a copy to Retrophin, informing Mission of whether such books and records sufficiently reflect the information covered by Retrophin’s Reports, and whether, in the auditor’s professional judgment, Retrophin has complied with Section 7.0.  If the auditor determines that Retrophin has overpaid a running payment, Mission will, at Retrophin’s option, either reimburse Retrophin all excess amounts paid within thirty (30) Business Days of the auditor’s letter report, or allow Retrophin to offset such excess amounts against Retrophin’s future running payments.  If the auditor determines that Retrophin has underpaid a running payment, then Retrophin will, at Mission’s option, either: (i) pay to Mission the amount of the underpayment within ########* of the auditor’s letter report and, if Retrophin has underpaid a running payment by more than ########*, the out-of-pocket costs of the audit, or (ii) add such underpayment amount and such auditor costs to the next end-of-quarter running payment.  Except as otherwise provided in this Section 17.0, Mission will solely bear all auditor costs.

18.0
Authorized Generics.  If a Third Party’s generic version of the Product enters the Territory, then Mission shall have the right to sell, distribute, and supply its own generic version of the Product, provided that such Product does not use the Trademark or any other mark confusingly similar thereto.

19.0	Representations and Warranties.

19.1	Mutual Representations and Warranties. Each Party represents, warrants and covenants to the other Party that:

19.1.1
Such Party (i) is duly organized, validly existing and in good standing under the laws of the state or country in which it is organized; (ii) has the power and authority and the legal right to own and operate its property and assets to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such Party’s ability to perform its obligations under this Agreement.

19.1.2
Such Party (i) has full right and authority to enter into this Agreement and to perform its obligations hereunder, (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (iii) that it has not entered into and shall not enter into any agreement with a Third Party that conflicts with this Agreement; and that this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

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* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Current Report on Form 8-K.

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19.1.3	All necessary consents, approvals and authorizations of all governmental authorities and other person required to be obtained by such Party in connection with this Agreement have been obtained.

19.1.4
The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not and will not materially conflict with, or constitute a material default or require any consent under any material contractual obligation of such Party.

20.0	Indemnification.

20.1
Each Party shall defend, indemnify and save harmless the other Party and the other Party’s employees, officers and agents, from and against any and all awards, judgments, costs and expenses (including legal fees), demands, causes of action or suits of whatever nature asserted, caused by or arising out of the Party’s breach of this Agreement, including use, marketing, sale or distribution of the Product outside of the Field of Use set forth in Exhibit B.

20.2
Retrophin shall defend, indemnify and save harmless Mission and Mission’s employees, officers and agents, from and against any and all awards, judgments, costs and expenses (including legal fees), demands, causes of action or suits of whatever nature asserted, caused by or arising out of Products which have been corrupted or adulterated by any act, omission, or failure to act by Retrophin or Retrophin’s employees, officers and agents (“Products Corrupted by Retrophin”), including: (i) contact with, use, and/or consumption of Products Corrupted by Retrophin, including, without limitation, any product liability, strict product liability, or any variation thereof, (ii) failure of Products Corrupted by Retrophin to comply with applicable specifications, quality control provisions, warranties, and certifications, or (iii) the voluntary or involuntary recall of any Products Corrupted by Retrophin by any government or regulatory body.  This right to indemnity hereunder shall exist notwithstanding that joint or several liability may be imposed upon Mission by statute, ordinance, regulation, or judicial action.

20.3
Mission shall defend, indemnify and save harmless Retrophin and Retrophin employees, officers and agents, from and against any and all awards, judgments, costs and expenses (including legal fees), demands, causes of action of suits of whatever nature asserted, caused by or arising out of Products which have been corrupted or adulterated by any act, omission, or failure to act by Mission or Mission’s employees, officers and agents (“Products Corrupted by Mission”), including: (i) contact with, use, and/or consumption of Products Corrupted by Mission, including, without limitation, any product liability, strict product liability, or any variation thereof, (ii) failure of Products Corrupted by Mission to comply with applicable specifications, quality control provisions, warranties, and certifications, or (iii) the voluntary or involuntary recall of any Products Corrupted by Mission by any government or regulatory body.  This right to indemnity hereunder shall exist notwithstanding that joint or several liabilities may be imposed upon Mission by statute, ordinance, regulation, or judicial action.

21.0	Termination.

21.1
Termination by Mission.  Mission may, upon written notice to Retrophin, immediately terminate this Agreement upon: (i) Retrophin’s non-use of the Trademark in commerce for a consecutive period of more than ########*, or (ii) Retrophin’s application for, or registration of, the Trademark in any jurisdiction.

21.2
Termination by Breach.  Each Party may terminate this Agreement for material breach by the other Party of any material obligation of this Agreement; provided, however, that prior to such termination, the non-breaching Party shall provide the breaching Party with notice of such breach (including a description of the breach and the actions required to remedy such breach) and the breaching Party shall have ########* to cure such breach.

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* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Current Report on Form 8-K.

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21.3
Termination Upon Insolvency.  To the extent permitted under the United States Bankruptcy Code, 11 U.S.C. Section 101 et. seq., each Party may terminate this Agreement by written notice to the other, and regard the other Party as in default of this Agreement, if the other Party makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated its business, voluntarily or otherwise.

21.4	Termination Without Cause. Either Party may terminate this Agreement ########* by providing the other Party with written notice at least ########* prior to the completion of ########*, as applicable.

_________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Current Report on Form 8-K.

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22.0
Effect of Termination or Expiration.  Upon expiration or termination of this Agreement, all rights granted to Retrophin hereunder shall cease, and Retrophin shall refrain from further use of the Trademark.  Termination shall not relieve the Parties of their obligations under this Agreement, including the obligations of confidentiality, and shall not impair any accrued right of either Party.  For any unpaid running payments due and owing by Retrophin to Mission upon termination or expiration of this Agreement, Retrophin shall reasonably promptly submit to Mission a final Report and payment of such running payments within ########* of such termination.

23.0
Recall.  As provided in the Pharmaceutical Quality Agreement, each Party shall keep the other Party promptly and fully informed of any notification or other information whether received directly or indirectly which might affect the marketability, safety or effectiveness of Products.  In the event (a) any Governmental Entity issues a request, directive or order that Product be recalled or (b) Retrophin reasonably determines after consultation with Mission that the Product should be recalled, the Parties shall take all appropriate corrective actions reasonably requested by such Governmental Entity or the other Party.  In the event that such Recall is caused by a breach of this Agreement (including the Pharmaceutical Quality Agreement) by Mission, Mission shall be responsible for the expenses of the Recall.  In the event the Recall is not caused by a breach of this Agreement (including the Pharmaceutical Quality Agreement) by Mission, Retrophin shall be responsible for all expenses of the Recall.  For the purposes of this Agreement, the expenses of the Recall shall include: (i) the expenses of notification to distributors, physicians, consumers and other parties affected by the Recall, (ii) the destruction or return of the recalled Product, (iii) the cost of the recalled Product, (iv) the costs of manufacturing and shipping replacement Product to Mission’s distributors, physicians, consumers and other parties affected by the Recall, and (v) any other costs that the retailers and wholesalers of the recalled Product charge Mission in connection with the Recall.

24.0
Taxes. Retrophin shall be solely responsible for paying any applicable sales or use or other like taxes based upon or measured by the Net Sales of Products.  The Parties shall cooperate and take all reasonable steps to reduce any taxes associated with the transactions contemplated hereby.

25.0	Miscellaneous.

25.1
No Partnership.  Nothing in this Agreement shall be construed or implied to constitute or appoint either Party as an agent, partner or representative of the other Party, nor establish an employer-and-employee or partnership relationship between Mission and Retrophin, for any purpose whatsoever, or, except as expressly provided herein, to grant to either Party any rights or authority to assume or create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other Party, or to bind the other in any way or manner whatsoever.

25.2
Dispute Resolution.  The Parties hereby agree that each shall use commercially reasonable efforts to resolve any and all disputes, controversies or claims that may arise among them (including their respective agents and employees) including, without limitation, any dispute, controversy or claim arising out of or relating to this Agreement, or any other agreement incident to the relationship between the Parties, or the breach, termination or invalidity thereof, whether entered into or arising prior, on or subsequent to the date hereof, (hereinafter, the “Dispute”) internally in accordance with the following terms: The parties will resolve their Disputes informally to the extent possible.  Notwithstanding the preceding, nothing in this Section 25.2 will preclude a Party from exercising its termination rights hereunder or from seeking injunctive or other equitable relief.

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* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Current Report on Form 8-K.

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25.3
Notices.  Unless otherwise specified herein, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon hand delivery or upon deposit in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or by commercial carrier (e.g., UPS, FedEx, DHL or the like) at the following addresses:

If to Mission:

Mission Pharmacal Company
10999 I.H. 10 West, Suite 1000
San Antonio, TX 78230
Attn: Lee Cusenbary, General Counsel
Email: lee.cusenbary@missionpharmacal.com
Fax: 210-696-6020

If to Retrophin, Inc:

Retrophin Inc.
777 Third Avenue
22nd Floor
New York, NY 10017
Attn:
Email:
Fax:

25.4
Amendments and Waiver. This Agreement may be amended or modified by, and only by, a written instrument executed by the Parties hereto.  The terms of this Agreement may be waived by, and only by, a written instrument executed by the Party against whom such waiver is sought to be enforced.  No delay or failure of either Party in exercising any right under this Agreement and no partial or singular exercise thereof shall be deemed to be or constitute a waiver of the right or any other right.  Any consent by either Party or any waiver of or breach of any express or implied term of this Agreement shall not constitute consent to or a waiver of or excuse any subsequent or other breach.

25.5
Assignments and Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.  Neither Party may assign or transfer this Agreement or any right or obligation hereunder to any Third Party without the consent of the other Party, which consent may not be unreasonably withheld, conditioned or delayed.

25.6
No Implied Rights or Remedies.  Except as otherwise expressly provided herein, nothing herein expressed or implied, is intended or shall be construed to confer upon or to give any person, firm, or corporation, other than the Parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

25.7
Entire Agreement.  This Agreement embodies the entire agreement and understanding between the Parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings relating to the subject matter hereof.

25.8
Severability.  If any part or provision of this Agreement is or shall be deemed in violation of any applicable laws, rules or regulations, such legal invalidity shall not void this Agreement or affect the remaining terms and provisions of this Agreement, and this Agreement shall be construed and interpreted to comport with all such laws, rules or regulations to the maximum extent possible.

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25.9
Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement, the exhibits hereto and any other agreements to be entered into in connection with the transactions contemplated hereby, and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

25.10
Force Majeure.  Neither Party shall be responsible to the other Party for failure to perform any of the obligations (other than the obligations to pay money and confidentiality) imposed by this Agreement, provided such failure shall be occasioned by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure or destruction, in whole or in part, of machinery of equipment or failure of supply of materials, discontinuity in the supply of power, governmental interference, civil commotion, riot, war, acts of terrorism, strikes, labor disturbance, transportation difficulties, labor shortage or other similar circumstances normally deemed outside the control of a well-managed business.

25.11
Cumulative Rights.  The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or equity, or under any other agreement between the Parties.  All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

25.12
Non-Use of Names. Neither Party may use the name of the other Party, nor of any of its employees, nor any adaptation thereof, in any advertising, promotional or sales literature without the prior written consent of the other Party in each case.

25.13
Press Releases. If any Party desires to issue a press release or any other public announcement, in writing or orally, related to this Agreement or the other Party, the other Party shall review and approve such press release or announcement prior to its publication.  This provision shall not apply to any required filings with the U.S. Securities and Exchange Commission. The Parties agree not to state or imply in any press release or publication that Mission has assigned or transferred any ownership rights related to the drug Thiola or the related U.S. trademark. However, the Parties may state that Retrophin is marketing the drug Thiola in the U.S. and that it is manufactured by Mission.

25.14	Equitable Treatment. Each Party shall act in good faith using reasonable business practices in any and all contractual matters associated with this Agreement.

25.15	Counterparts. This Agreement may be executed in duplicate originals, and each copy shall be considered an original.

25.16
Applicable Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed under and governed by the laws in the State of Texas, without regard to any choice of law rule that would call for the application of the law of another jurisdiction.

25.17
Venue. Any action, suit or proceeding arising out of or relating to this Agreement, whether in whole or in part, shall be instituted in the state and federal courts of Bexar County, Texas, and each Party irrevocably submits to the jurisdiction of such court in any action, suit, or proceeding arising out of a Dispute.

26.0	Evidence of Liability Insurance

Each Party shall maintain with a financially sound and reputable insurer throughout the term of this Agreement comprehensive or commercial general liability insurance, including product liability insurance with liability limits of at least ########* per occurrence and in the aggregate.  Each Party shall name the other Party as a vendor under the broad form vendor endorsement (or equivalent) on its policy and provide the other Party with such evidence thereof as is reasonably requested by the other Party from time to time.  Such insurers agree that such insurance will not be non-renewed or canceled without at least thirty (30) days prior written notice to the respective indemnities.

_________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Current Report on Form 8-K.

Trademark License & Supply & Distribution Agreement	Page 12 of 15

IN WITNESS WHEREOF, the Parties execute this Agreement, to be effective as of the Effective Date:

Mission Pharmacal Company By: /s/ Thomas J. Dooley Printed Name: Thomas J. Dooley Title: Chief Financial Officer Date: 5/29/2014	Retrophin, Inc. By: /s/ Martin Shkreli Printed Name: Martin Shkreli Title: Chief Executive Officer Date: 5/28/14

Trademark License & Supply & Distribution Agreement	Page 13 of 15

EXHIBIT A

THIOLA® Trademark

########*

_________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Current Report on Form 8-K.

Supply & Distribution Agreement	Page 14 of 15

EXHIBIT B

PRODUCT SPECIFICATIONS

THIOLA® PRODUCT SPECIFICATIONS

########*

_________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Current Report on Form 8-K.

Supply & Distribution Agreement	Page 15 of 15